CONSOLIDATED STATEMENT OF             The Travelers Corporation and Subsidiaries
OPERATIONS AND RETAINED EARNINGS



(For the year ended December 31, in millions)                                        1992           1991         1990
- ---------------------------------------------                                        ----           ----         ----
REVENUES
Premiums                                                                          $ 6,688       $  7,302     $  7,435
Net investment income                                                               2,799          3,228        3,494
Realized investment losses                                                           (635)            (2)        (616)
Other, including gains and losses on dispositions                                     823            849        1,001
                                                                                   ------        -------      -------
                                                                                    9,675         11,377       11,314
                                                                                   ------        -------      -------
BENEFITS AND EXPENSES
Current and future insurance benefits                                               6,196          6,314        6,305
Interest credited to contractholders                                                1,456          1,656        1,798
Loss adjustment expenses                                                              951            975        1,002
Amortization of deferred acquisition costs                                            558            569          664
General and administrative expenses                                                 1,868          1,540        1,697
                                                                                   ------        -------      -------
                                                                                   11,029         11,054       11,466
                                                                                   ------        -------      -------
INCOME (LOSS) BEFORE FEDERAL INCOME TAXES, EXTRAORDINARY CREDIT
  AND CUMULATIVE EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES                       (1,354)           323         (152)
                                                                                   ------        -------      -------
FEDERAL INCOME TAXES
Current                                                                               (23)            48          108
Deferred                                                                             (503)           (32)         (82)
                                                                                   ------        -------      -------
                                                                                     (526)            16           26
                                                                                   ------        -------      -------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECTS OF CHANGES
  IN ACCOUNTING PRINCIPLES                                                           (828)           307         (178)
Extraordinary credit                                                                   --             11           --
Cumulative effect of change in accounting for postretirement
  benefits other than pensions, net of tax                                           (258)            --           --
Cumulative effect of change in accounting for income taxes                            428             --           --
                                                                                   ------        -------      -------
NET INCOME (LOSS)                                                                    (658)           318         (178)
Retained earnings beginning of year                                                 3,724          3,583        3,996
Dividends to preference shareholders                                                  (38)           (18)         (17)
Dividends to common shareholders                                                     (167)          (165)        (225)
Tax benefit on preference dividends                                                     4              6            7
                                                                                   ------        -------      -------
Retained earnings end of year                                                     $ 2,865       $  3,724     $  3,583
                                                                                   ------        -------      -------
PER COMMON SHARE (IN DOLLARS)
Primary
   Income (loss) before extraordinary credit and cumulative effects of changes
     in accounting principles                                                     $ (8.11)      $   2.87     $  (1.85)
   Extraordinary credit                                                                --            .10           --
   Cumulative effect of change in accounting for postretirement
     benefits other than pensions, net of tax                                       (2.43)            --           --
   Cumulative effect of change in accounting for income taxes                        4.03             --           --
   Net income (loss)                                                                (6.51)          2.97        (1.85)
Assuming full dilution
   Income (loss) before extraordinary credit and cumulative effects of changes
     in accounting principles                                                       (8.11)          2.80        (1.85)
   Extraordinary credit                                                                --            .09           --
   Cumulative effect of change in accounting for postretirement
     benefits other than pensions, net of tax                                       (2.43)            --           --
   Cumulative effect of change in accounting for income taxes                        4.03             --           --
   Net income (loss)                                                                (6.51)          2.89        (1.85)
Dividends                                                                            1.60           1.60         2.20
                                                                                   ======        =======      =======

See notes to financial statements.

CONSOLIDATED BALANCE SHEET            The Travelers Corporation and Subsidiaries



(At December 31, in millions)                                                               1992           1991
- -----------------------------                                                               ----           ----
ASSETS
Fixed maturities
  Bonds (market, $14,774; $19,023)                                                     $  13,950       $  17,867
  Trading portfolio securities (cost, $8,622; $2,921)                                      8,944           3,052
  Redeemable preferred stocks (market, $53; $69)                                              52              68
Equity securities, at market
  Common stocks (cost, $114; $351)                                                           151             395
  Nonredeemable preferred stocks (cost, $137; $159)                                          138             151
Mortgage loans                                                                            10,072          12,618
Investment real estate, net of accumulated depreciation of $54; $132                         826           2,133
Real estate held for sale, net of accumulated depreciation of $133                         1,332              --
Policy loans                                                                               1,210           1,026
Short-term securities                                                                      1,341           1,583
Other investments                                                                          1,313           1,357
                                                                                        --------        --------
Total investments                                                                         39,329          40,250
                                                                                        --------        --------
Cash and cash equivalents                                                                  1,688           1,511
Investment income accrued                                                                    510             540
Premium balances receivable                                                                1,855           1,864
Deferred acquisition costs                                                                   791             720
Deferred federal income taxes                                                              1,371             353
Separate and variable accounts                                                             5,330           5,252
Other assets                                                                               2,728           2,668
                                                                                        --------        --------
TOTAL ASSETS                                                                           $  53,602       $  53,158
                                                                                        ========        ========
LIABILITIES
Contractholder funds                                                                   $  19,268       $  21,336
Benefit and loss reserves                                                                 16,268          15,820
Unearned premium reserves                                                                  1,318           1,282
Policy and contract claims                                                                 1,087           1,059
Short-term debt                                                                               64              --
Long-term debt                                                                             1,124             945
Current federal income taxes                                                                  73             136
Securities transactions in course of settlement                                              722              51
Separate and variable accounts                                                             5,251           5,192
Other liabilities                                                                          3,373           2,691
                                                                                        --------        --------
TOTAL LIABILITIES                                                                         48,548          48,512
                                                                                        --------        --------
COMMITMENTS AND CONTINGENCIES--note 9
PREFERENCE STOCK SERIES A                                                                    225             225
GUARANTEED ESOP OBLIGATION                                                                  (149)           (169)
                                                                                        --------        --------
                                                                                              76              56
                                                                                        --------        --------
SHAREHOLDERS' EQUITY
Preference stock series B                                                                    375              --
Common stock (145 and 106 shares issued)                                                     182             132
Additional paid-in capital                                                                 1,400             700
Unrealized investment gains, net of taxes                                                    197              73
Retained earnings                                                                          2,865           3,724
Cost of common stock in treasury                                                             (41)            (39)
                                                                                        --------        --------
TOTAL SHAREHOLDERS' EQUITY                                                                 4,978           4,590
                                                                                        --------        --------
TOTAL                                                                                  $  53,602       $  53,158
                                                                                        ========        ========
SHAREHOLDERS' EQUITY PER COMMON SHARE (in dollars)                                     $   31.96       $   44.06
                                                                                        ========        ========

See notes to financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS The Travelers Corporation and Subsidiaries INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



(For the year ended December 31, in millions)                            1992             1991              1990
- ---------------------------------------------                            ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
Premiums collected                                                    $  6,645         $ 7,464          $   7,745
Net investment income received                                           2,837           3,243              3,656
Other revenues received                                                    615             682                655
Benefits and claims paid                                                (6,677)         (6,916)            (7,116)
Interest credited to contractholders                                    (1,404)         (1,618)            (1,782)
Operating expenses paid                                                 (2,003)         (2,289)            (2,284)
Income taxes paid                                                          (41)            (81)               (90)
Trading account investments, (purchases) sales, net                       (938)         (1,973)               140
Other                                                                      239             174               (419)
                                                                       -------          ------           --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                       (727)         (1,314)               505
                                                                       -------          ------           --------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment repayments
    Fixed maturities                                                     3,161           2,843              2,767
    Mortgage loans                                                       1,360             994              1,035
Proceeds from investments sold
    Fixed maturities                                                     1,103           3,440              1,272
    Equity securities                                                      839             661              1,216
    Mortgage loans                                                         303             198                 78
    Real estate                                                            270             122                120
Investments in
    Fixed maturities                                                    (5,143)         (4,670)            (5,857)
    Equity securities                                                     (582)           (670)              (724)
    Mortgage loans                                                        (159)           (237)              (853)
    Real estate                                                            (61)            (37)               (77)
    Policy loans, net                                                     (184)           (184)              (237)
    Short-term securities, (purchases) sales, net                          242             (16)              (496)
    Other investments, net                                                  51             (47)              (268)
Securities transactions in course of settlement                            671            (884)               227
Proceeds from disposition of subsidiaries and other operations               9             122                215
Other                                                                       65            (101)                99
                                                                       -------          ------           --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                      1,945           1,534             (1,483)
                                                                       -------          ------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance (redemption) of short-term debt, net                               64            (185)               (17)
Issuance (redemption) of certificates of deposit, net                     (136)           (415)               (32)
Issuance of long-term debt                                                 367              95                  8
Payments of long-term debt                                                (169)            (68)              (128)
Contractholder fund deposits                                             3,048           4,101              5,319
Contractholder fund withdrawals                                         (5,003)         (5,325)            (4,840)
Issuance of preference stock series B                                      375              --                 --
Issuance of common stock                                                   550              --                 --
Repurchase of common stock                                                  --              --                (48)
Dividends to shareholders                                                 (196)           (182)              (247)
Other                                                                       59              83                 68
                                                                       -------          ------           --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                     (1,041)         (1,896)                83
                                                                       -------          ------           --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  $    177         $(1,676)         $    (895)
                                                                       =======          ======           ========
CASH AND CASH EQUIVALENTS AT DECEMBER 31                              $  1,688         $ 1,511          $   3,187
                                                                       =======          ======           ========
INTEREST PAID                                                         $    140         $   306          $     426
                                                                       =======          ======           ========

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGES IN ACCOUNTING PRINCIPLES. In the third quarter of 1992, Travelers implemented Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS 106), and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). These accounting changes were implemented with retroactive application to January 1, 1992. Further disclosures relating to FAS 106 and FAS 109, as well as restated financial information for the quarters ended
March 31, 1992 and June 30, 1992 and for the six months ended June 30, 1992, are reflected in notes 2, 13 and 14.
   As of December 31, 1992, Travelers implemented the American Institute of Certified Public Accountants' Statement of Position 92-3, "Accounting for Foreclosed Assets" (SOP 92-3). This accounting change was implemented with prospective application. Further disclosures relating to SOP 92-3 are included in note 2.

PRINCIPLES OF CONSOLIDATION. The financial statements have been prepared in conformity with generally accepted accounting principles and include The Travelers Corporation and its insurance and significant noninsurance subsidiaries on a fully consolidated basis. Certain prior year amounts have been reclassified to conform with the 1992 presentation.

INVESTMENTS. The aggregate carrying values of fixed maturities, equity securities, mortgage loans and real estate are determined after deducting appropriate investment valuation reserves. Investment valuation reserves are discussed below and are presented in note 16.
   Fixed maturities comprise bonds and redeemable preferred stocks and the majority are carried at amortized cost, since the company has the ability and intent to hold those securities on a long-term basis. Trading portfolio securities, consisting of fixed maturities that are likely to be sold prior to maturity, are carried at current market value. Transfers of securities from the amortized cost portfolio to the trading portfolio result in adjustments to unrealized investment gains or losses, which are included in shareholders' equity.
   Equity securities, which consist of common and nonredeemable preferred stocks, are generally carried at market value as of the balance sheet date.
   Mortgage loans are carried at the aggregate of the unpaid balances and include in-substance foreclosures.
   Real estate is carried at cost less accumulated depreciation. Real estate held for sale is carried at the lower of cost or fair value less estimated costs to sell. At foreclosure, real estate is recorded at the lower of the unpaid principal balance or fair value. Fair value is established at time of foreclosure by appraisers, both internal and external, using discounted cash flow analyses and other acceptable techniques.
   Accrual of income is suspended on fixed maturities or mortgage loans that are in default, or on which it is likely that future interest payments will not be made as scheduled, and interest income is recognized only as payment is received.
   Gains or losses arising from futures contracts used to hedge investments are treated as basis adjustments and are recognized in income over the life of the hedged investments.
   Gains and losses arising from forward contracts used to hedge foreign investments in Travelers U.S. portfolios are a component of realized investment gains and losses. Gains and losses arising from forward contracts used to hedge investments in foreign operations (primarily Canadian) are generally reflected directly in shareholders' equity.
   Rate differentials on interest rate swap agreements are accrued over the life of the contract and are recognized as an adjustment to interest income from the related item.

INVESTMENT GAINS AND LOSSES. Realized investment gains and losses are included as a component of pretax revenues based upon specific identification of the investments sold on the trade date and include adjustments to investment valuation reserves. These adjustments reflect changes considered to be other than temporary in the net realizable value of investments. Also included are gains and losses arising from the translation of the local currency value of foreign investments to U.S. dollars, the functional currency of Travelers.
   Unrealized investment gains and losses on equity securities, trading portfolio fixed maturities and investments in foreign operations (primarily Canadian), net of related taxes, are generally reflected directly in shareholders' equity.

POLICY LOANS. Policy loans are carried at the amount of the unpaid balances that are not in excess of the net cash surrender values of the related insurance policies. The carrying value of policy loans, which have no defined maturities, is considered to be fair value.

CASH AND CASH EQUIVALENTS. Cash equivalents include liquid investments with maturities of 90 days or less when purchased. The carrying value of these instruments approximates their fair value.

DEFERRED ACQUISITION COSTS. Commissions and premium taxes incurred in connection with property-casualty insurance are deferred and amortized pro rata over the contract periods in which the related premiums are earned. Future investment income attributable to related premiums is taken into account in measuring the carrying value of this asset. All other acquisition expenses are charged to operations as incurred.
   Costs of acquiring individual life insurance, annuities, and accident and health business, principally commissions and certain expenses related to policy issuance, underwriting and marketing, all of which vary with and are primarily related to the production of new business, are deferred. For traditional insurance products, these costs are amortized, with interest, in proportion to the ratio of estimated annual revenues to the estimated total revenues over the contract period. For most life insurance, a 20- to 30-year amortization period is used, and a 10- to 15-year period is used for variable annuities. A 10-year period is used for guaranteed renewable health policies. Deferred acquisition costs for universal life contracts and certain annuity contracts are amortized at a constant rate based upon the present value of estimated gross profit expected to be realized over the life of the contracts, which is reevaluated annually.

SEPARATE AND VARIABLE ACCOUNTS. Separate and variable accounts primarily represent funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholders. Each account has specific investment objectives. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of Travelers. The assets of these accounts are carried at market value. Certain other separate accounts provide guaranteed levels of return or benefits. The assets of these accounts are carried at amortized cost. Amounts assessed to the contractholders for management services are included in revenues. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and related liability increases are excluded from benefits and expenses.

OTHER ASSETS. Goodwill is being amortized over periods generally not exceeding 25 years and other intangibles over their estimated useful lives. These assets are included in other assets in the consolidated balance sheet and amounted to $97 million and $73 million at December 31, 1992 and 1991, respectively.
   Receivables related to retrospectively rated policies on property-casualty business, net of allowance for estimated uncollectible amounts, are included in other assets.

CONTRACTHOLDER FUNDS. Contractholder funds represent receipts from the issuance of universal life, pension investment and certain individual annuity contracts. Such receipts are considered deposits on investment contracts that do not have substantial mortality or morbidity risk.
   Account balances are also increased by interest credited and reduced by withdrawals, mortality charges and administrative expenses charged to the contractholders. Calculations of contractholder account balances for investment contracts reflect lapse, withdrawal and interest rate assumptions based on contract provisions, Travelers experience and industry standards. Interest rates range from 3.34% to 17.42%. Contractholder funds also include other funds that policyholders leave on deposit with the company.

BENEFIT AND LOSS RESERVES. Benefit reserves for traditional individual life insurance, annuities, and accident and health policies have been computed based upon mortality, morbidity, lapse and interest assumptions applicable to these coverages, including provision for adverse deviations. Interest rates range from 2% to 16.45%, and mortality, morbidity and withdrawal assumptions reflect Travelers experience and industry standards. The assumptions vary by plan, age at issue, year of issue and duration.
   Traditional group life insurance, certain pension contracts, and accident and health benefit reserves have been computed generally using interest rates ranging from 2% to 16.45%, and mortality, morbidity and withdrawal assumptions based on Travelers experience and industry standards. Appropriate recognition has been given to experience rating and reinsurance.
   Property-casualty reserves include (1) unearned premiums representing the unexpired portion of policy premiums, including adjustments for reinsurance, and (2) estimated provisions for both reported and unreported claims incurred and related expenses. The reserves are regularly adjusted based upon experience. Included in the benefit and loss reserves in the consolidated balance sheet at December 31, 1992 and 1991 are $736 million and $739 million, respectively, of property-casualty loss reserves that have been discounted using an interest rate of 5%.
   In determining benefit and loss reserves, Travelers carries on a continuing review of its overall position, its reserving techniques and reinsurance. In light of present facts and current legal interpretations, management believes that adequate provision has been made for benefit and loss reserves, including the potential liabilities posed by environmental and asbestos claims.

PREMIUMS. Premiums are recognized as revenues when due. Reserves are established for the portion of premiums that will be earned in future periods and for deferred profits on limited-payment policies that are being recognized in income over the policy term.

OTHER REVENUES. Other revenues include surrender, mortality and administrative charges and fees as earned on investment, universal life and other insurance contracts. Other revenues also include gains and losses on dispositions of assets other than realized investment gains and losses, and revenues of noninsurance subsidiaries.

INTEREST CREDITED TO CONTRACTHOLDERS. Interest credited to contractholders represents amounts earned by universal life, pension investment and certain individual annuity contracts in accordance with contract provisions.

FEDERAL INCOME TAXES. The provision for federal income taxes is comprised of two components, current income taxes and deferred income taxes. Deferred federal income taxes arise from changes in Travelers deferred federal income tax asset during the year. The deferred federal income tax asset is recognized to the extent that future realization of the tax benefit is more likely than not, with a valuation allowance for the portion that is not likely to be recognized. Prior to 1992, deferred federal income taxes arose from differences in the timing of recognition of certain items of income and expense for financial statement and tax purposes. Note 2 includes a discussion of Travelers change in its method of accounting for income taxes. The impact of the Tax Reform Act of 1986 and the Omnibus Budget Reconciliation Act of 1990 on net income is discussed in note 14.

ACCOUNTING STANDARDS NOT YET ADOPTED. In November 1992, the Financial Accounting Standards Board (the Board) issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (FAS
112). Travelers must adopt FAS 112 for its financial statements no later than 1994.
   FAS 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment, but before retirement. The statement requires employers to recognize the cost of the obligation to provide these benefits on an accrual basis. Employers must implement this guidance by recognizing a cumulative catch-up adjustment. Travelers has not yet determined the impact FAS 112 will have on its financial statements.
   In December 1992, the Board issued Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" (FAS 113). Travelers must adopt FAS 113 for its first quarter 1993 financial statements.
   FAS 113 amends current accounting and reporting requirements for the reinsurance of insurance contracts. FAS 113 requires the reporting of reinsurance receivables and prepaid insurance premiums as assets. The statement also precludes the immediate recognition of gains for all reinsurance contracts unless the liability to the policyholder has been extinguished. Implementation of FAS 113 is not expected to have a material impact on Travelers financial results, however, assets and liabilities will be increased by like amounts.

2. CHANGES IN ACCOUNTING PRINCIPLES

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. In the third quarter of 1992, Travelers changed its method of accounting for the costs of its retiree benefit plans, in compliance with FAS 106. This change was made effective as of January 1, 1992. FAS 106 requires Travelers to accrue the cost of postretirement benefits over the years of service rendered by an employee. Previously these costs were accounted for on a "pay-as-you-go" (cash) basis.
   The implementation of FAS 106 resulted in a one time non-cash after-tax charge to net income of $258 million, or $2.48 per primary share and $2.37 per fully diluted share, in the first quarter of 1992.
   See note 13 for further discussion of FAS 106.

ACCOUNTING FOR INCOME TAXES. During the third quarter of 1992, Travelers adopted FAS 109 with retroactive application to January 1, 1992. FAS 109 establishes new principles for calculating and reporting the effects of federal income taxes in financial statements. FAS 109 replaces the income statement orientation inherent in the prior income tax accounting standard with a balance sheet approach. Under the new approach, deferred tax assets and liabilities are generally determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. FAS 109 allows recognition of deferred tax assets if future realization of the tax benefit is more likely than not, with a valuation allowance for the portion that is not likely to be recognized.
   The implementation of FAS 109 resulted in a one time increase to earnings of $428 million, or $4.11 per primary share and $3.93 per fully diluted share, in the first quarter of 1992. This increase in earnings was principally due to the accelerated recognition of "fresh start" tax benefits, tax rate differences and the recognition of a portion of previously unrecognized deferred tax assets.
   See note 14 for further discussion of FAS 109.

ACCOUNTING FOR FORECLOSED ASSETS. In February 1993, Travelers announced its intent to accelerate the sale of foreclosed real estate, and effective December 31, 1992, changed its method of accounting for foreclosed assets, in compliance with SOP 92-3. This guidance requires that in-substance foreclosures and foreclosed assets held for sale be carried at the lower of cost or fair value less estimated costs to sell. Previously, all foreclosed assets were carried at cost less accumulated depreciation. This accounting change resulted in a pretax charge of $437 million to realized investment losses.

RESTATEMENT OF 1992 FIRST AND SECOND QUARTERS (UNAUDITED). FAS 106 and FAS 109 were implemented in the third quarter of 1992 with retroactive application to January 1, 1992. The impact of implementation of FAS 106 and FAS 109 on consolidated net income and shareholders' equity for the quarters ended March 31,1992 and June 30, 1992 and for the six months ended June 30, 1992 is as follows:


                                                Quarter Ended                Quarter Ended                 Six Months Ended
                                               March 31, 1992                June 30, 1992                  June 30, 1992
                                          -----------------------      ------------------------       -------------------------
                                                As             As            As              As             As               As
(in millions, except per share amounts)   Reported       Restated      Reported        Restated       Reported         Restated
- ---------------------------------------   --------       --------      --------        --------       --------         --------
Net income                                $     63       $    224      $     78        $     66        $   141          $   290
 Per common share:
  Primary                                      .58           2.12           .70             .59           1.27             2.71
  Fully diluted                                .57           2.05           .69             .58           1.26             2.58
Shareholders  equity                         4,530          4,690         4,970           5,118          4,970            5,118
                                           =======        =======       =======         =======        =======          =======

3. ACQUISITIONS AND DISPOSITIONS

In December 1992, Travelers acquired a 50% interest in Commercial Insurance Resources, Inc.; and acquired Transport Life Insurance Company's preferred provider and third party administrator organizations from Primerica Corporation (Primerica) (see note 19).
   In the fourth quarter of 1991, Travelers sold Dillon, Read Inc. (Dillon
Read), its investment banking subsidiary. Travelers received cash proceeds of $122 million. Consolidated assets and liabilities were reduced as a result of this disposition. Dillon Read assets, consisting primarily of cash and cash equivalents of $2.7 billion and investments, were $4.3 billion at the date of sale. Liabilities, consisting primarily of securities sold under repurchase agreements, were $4.2 billion at the date of sale. The pretax loss on the sale of $41 million is included in other revenues.
   In December 1990, Travelers purchased the common stock of U.S. Behavioral Health, a provider of managed psychiatric and substance abuse services, for $19 million.
   In the fourth quarter of 1990, Travelers completed the sale of its wholly owned subsidiary, Travelers Mortgage Services, Inc. (TMSI), which originates and services home mortgage loans and operates a relocation services business. Sales proceeds of $210 million are subject to final settlement adjustments which, in the opinion of management, are not expected to be material. On an after-tax basis, the gain on this transaction was insignificant. Under the terms of the sales agreement, Travelers has indemnified the purchaser for losses from certain preclosing activities and for excess losses that may be experienced on a portfolio of mortgage loans generated prior to the sale, which losses will be calculated following the third anniversary of the sale. A reserve has been established for these items based upon management's current estimate of the range of potential losses. These estimates are subject to revision as indemnifiable losses are identified and actual excess losses on the indemnified portfolio are realized.
   Revenues, income before federal income taxes and net income of Dillon
Read and TMSI are as follows:

                                             Dillon Read           TMSI
                                          -----------------        ----
(in millions)                             1991*        1990        1990*
- -------------                             -----        ----        -----
Revenues                                  $135         $149        $115
Income before federal income taxes           9            7           1
Net income                                   5            5          --
                                           ===          ===         ===

* Through the date of sale.

   In addition, Travelers sold and/or purchased several other interests, subsidiaries and operations in 1992, 1991 and 1990. The impact of these transactions was not material to the consolidated financial results of Travelers.
   Net gains on dispositions after related income taxes amounted to $3 million for the year ended December 31, 1992 and $4 million for the year ended December 31, 1990. Net losses on dispositions after related income taxes amounted to $33 million for the year ended December 31, 1991.

4. QUARTERLY DATA

Selected unaudited consolidated quarterly data for 1992 and 1991 is presented on page 37.

5. DEBT

(in millions)                            1992            1991
- -------------                            ----            ----
Short-term debt
 Federal Home Loan Bank advances       $   64              --
                                        -----             ---
Long-term debt
 9 1/2% senior notes                   $  300              --
 8.32% debentures                         194            $194
 8.70% debentures                          --              50
 12% GNMA/FNMA
  collateralized obligations              188             257
 7 5/8% notes                             185             185
 ESOP note guarantee                      149             169
 Federal Home Loan Bank advances           90              60
 Other                                     18              30
                                        -----             ---
                                       $1,124            $945
                                        =====             ===

At December 31, 1992, the estimated fair value of Travelers long-term debt was $1.2 billion, primarily determined by quoted market prices.

SENIOR NOTES. On March 10, 1992, Travelers issued $300 million of 9 1/2% senior notes which mature on March 1, 2002. No principal or sinking fund payments are required prior to maturity date. The senior notes rank equally with all other unsecured, unsubordinated obligations of Travelers.

DEBENTURES. The 8.32% convertible subordinated debentures, which are due March 10, 2015, were issued on June 10, 1988, in exchange for convertible exchangeable preferred stock. They are convertible into Travelers common stock at the rate of .975 shares of common stock for each $50 debenture. The debentures are generally subordinated to all indebtedness of The Travelers Corporation for money borrowed and insurance and annuity related reserves. The debentures have a mandatory annual minimum sinking fund requirement of approximately $8 million beginning March 10, 1995.
   On December 10, 1992, Travelers redeemed all of the 8.70% debentures. The redemption price of $51 million represented 100% of the outstanding principal plus accrued interest from August 1, 1992.

GNMA/FNMA-COLLATERALIZED OBLIGATIONS. The 12% obligations of Travelers Mortgage Securities Corporation have a stated maturity (assuming no prepayments) of March 1, 2014. Distributions on the GNMA and FNMA certificates, together with reinvestment earnings, are used to make principal and interest payments on the obligations. Since the rate of payment of principal depends on the rate of payment (including prepayments) of the underlying GNMA and FNMA certificates, the actual annual amounts of future principal payments cannot be reasonably estimated.

   The approximate minimum principal payments to be made in each of the next five years, assuming no further prepayments on the GNMA and FNMA certificates, are as follows:

(in millions)
- -------------
1993                                        $21
1994                                          2
1995                                          3
1996                                          3
1997                                          3
                                             ==

NOTES. The 7 5/8% notes were issued in January 1987 and mature on January 15, 1997. No principal payments are required prior to the maturity date. During 1991, Travelers acquired $4 million of these notes at a cost of $3 million.

ESOP NOTE GUARANTEE. Travelers has guaranteed the loan obligation of its Employee Stock Ownership Plan (ESOP) (see note 13). The minimum principal payments to be made in 1993, 1994, 1995, 1996 and 1997 are $24 million, $28 million, $30 million, $32 million and $35 million, respectively.

FEDERAL HOME LOAN BANK ADVANCES. Travelers' banking subsidiary is a member of the Federal Home Loan Bank and participates in its Advance Program. Outstanding advances mature at various dates from February 1993 to April 2002 and have interest rates ranging from 3.68% to 7.91%, some of which are reset annually on the anniversary of the advance. At December 31, 1992 and December 31, 1991, $205 million and $86 million, respectively, of mortgage loans were pledged to collateralize these advances. The subsidiary can, with additional collateral, borrow up to $246 million under this program.

LINES OF CREDIT. At December 31, 1992, Travelers and subsidiaries had approximately $590 million of unused lines of credit, of which $275 million expires beyond December 31, 1993.

6. CAPITAL AND PREFERENCE STOCK

Number of shares at December 31, 1992:

                                                          Treasury
                                            Issued           Stock       Outstanding
                                            ------        --------       -----------
Common stock,
 par value $1.25,
 500,000,000 authorized                145,387,066       1,366,548       144,020,518
Preferred stock,
 no par value,
 10,000,000 authorized                          --              --                --
Preference stock,
 no par value,
 25,000,000 authorized
  Series A,
    $53.25 stated value                  4,222,034              --         4,222,034
  Series B,
    $50 stated value                     7,500,000              --         7,500,000
                                       ===========       =========       ===========

COMMON STOCK. Summary of activity in common stock outstanding:

                                        1992                1991                1990
                                        ----                ----                ----
Balance beginning
 of year                         104,156,082         102,170,021         102,789,746
Shares issued                     38,026,314                  --                  --
Dividend reinvestment
 plan                              1,662,282             719,694             328,235
Accrued vacation
 buy-back plan                            --             874,877                  --
Exercise of options                  134,074              31,397               7,915
Savings and investment
 plan                                     --                  --               3,642
Restricted stock awards              134,072             335,179             432,958
Other                                (10,089)             24,914             148,423
Acquired for treasury                (82,217)                 --          (1,540,898)
                                 -----------         -----------         -----------
Balance end of year              144,020,518         104,156,082         102,170,021
                                 ===========         ===========         ===========

        At December 31, 1992, common shares were reserved for the following:

Purchase rights                                               157,344,838
Travelers stock plans                                           9,420,118
Conversion of series A preference shares                        4,566,521
Conversion of debentures                                        3,776,848
Dividend reinvestment plan                                      1,123,202
Other                                                             154,946
                                                              ===========

COMMON STOCK PURCHASE RIGHTS. In 1986, Travelers adopted a Share Purchase Rights Plan, and a dividend distribution of one common share purchase right on each outstanding share of common stock was declared and paid. The rights trade automatically with the common shares. The rights will only become exercisable 10 days after a person or group either acquires 10% or more of Travelers common shares or announces an offer that would result in such person or group owning 10% or more of the shares. Following such an acquisition, each right (other than rights held by the 10% holder, whose rights become void) will become exercisable for a number of common shares of Travelers stock having a market value of twice the $150 exercise price of each right. However, the acquisition of permitted shares by Primerica, its affiliates and associates in accordance with the strategic alliance described in note 19 shall not cause the rights to be exercisable. Alternatively, if Travelers is involved in a merger or other business combination at any time after the rights become exercisable, each right will entitle its holder to buy a number of shares of common stock of the acquiring company having a market value of twice the exercise price of each right. At no time will the rights have any voting power.
        The rights expire on July 31, 1996, and may be redeemed by Travelers for $.05 per right at any time prior to the acquisition of 10% or more of Travelers common stock by a person or group or within 10 days after the announcement of a tender offer for 10% or more of Travelers common stock. In addition, Travelers may exchange the rights, in whole or part, for common shares at an exchange ratio of one common share per right. This provision would be available only after a person or group acquired beneficial ownership of 10% or more of Travelers common shares, and before they acquired 50% or more of the shares.

SERIES A CONVERTIBLE PREFERENCE STOCK. Travelers $4.53 Series A ESOP Convertible Preference Stock has been issued to prefund Travelers matching obligation under one of its benefit plans (see note 13).

SERIES B PREFERENCE STOCK. In June 1992, the company issued 7,500,000 shares of Travelers 9 1/4% Series B Preference Stock at a stated value of $50 per share. The series B preference shares are held in the form of depositary shares, with two depositary shares representing each preference share. Annual dividends of $4.625 per share ($2.3125 per depositary share) are payable quarterly. Dividends are cumulative from the date of issue. The series B preference stock is not redeemable prior to July 1, 1997. On and after July 1, 1997, the stock is redeemable at Travelers' option, in whole or in part, at any time, at a price of $50 per share (equivalent to $25 per depositary share), plus accrued and unpaid dividends, if any, to the redemption date.
   In the event that dividends on the series B preference stock are in arrears in an amount equal to at least six full quarterly dividends, holders of the stock would have the right to elect two additional directors to Travelers Board of Directors.

ACCRUED VACATION BUY-BACK PLAN. Under The Travelers Accrued Vacation Buy-Back Plan, employees elected in 1991 either to exchange accumulated unused vacation balances as of January 1, 1991 for shares of Travelers common stock, or use such days before December 31, 1993. Under this plan, 874,877 shares of Travelers common stock were issued in June 1991. These elections resulted in after-tax income of $4 million.

ADDITIONAL PAID-IN CAPITAL. The changes in additional paid-in capital for the three years ended December 31, 1992 are primarily attributable to the issuance of common stock in connection with the Primerica strategic alliance in 1992 (see note 19), The Travelers Accrued Vacation Buy-Back Plan in 1991, and the issuance of common stock in connection with the dividend reinvestment plan and restricted stock awards in all three years.

UNREALIZED INVESTMENT GAINS (LOSSES). An analysis of the change in unrealized gains and losses on investments is shown in note 16.

7. SHAREHOLDERS' EQUITY AND DIVIDEND AVAILABILITY

State insurance regulatory authorities prescribe statutory accounting practices for calculating net income and capital and surplus that differ in certain respects from generally accepted accounting principles (GAAP). The significant differences relate to deferred acquisition costs, which are charged to expenses as incurred; federal income taxes, which reflect amounts that are currently taxable; postretirement benefits, which are charged to expenses as paid; and benefit reserves, which are determined using mortality, morbidity and interest assumptions, and which, when considered in light of the assets supporting these reserves, adequately provide for obligations under policies and contracts. In addition, the recording of impairments in the value of investments generally lags recognition for GAAP. Statutory net income and capital and surplus also include the benefit of certain actions taken by the company, with the approval of state insurance regulatory authorities, to strengthen its statutory capital position.
   The tables below reconcile consolidated statutory net income and statutory capital and surplus computed in accordance with state insurance regulatory practices with consolidated net income and shareholders' equity as reported herein in conformity with GAAP.

NET INCOME (LOSS) FOR THE YEAR ENDED DECEMBER 31
- ------------------------------------------------
(in millions)                              1992        1991       1990
- -------------                              ----        ----       ----
Statutory net income (loss)
  Life companies                         $ (319)     $  (55)    $  468
  Property-casualty companies              (237)        258        117
                                          -----       -----      -----
Total                                      (556)        203        585
Adjustments to life and health
  reserves and contractholder funds          (2)       (120)      (350)
Deferred acquisition costs                   71          35          4
Equity in undistributed net income
  (loss) of noninsurance subsidiaries       (19)        (37)        11
Timing of recognition of realized
  investment gains and losses              (539)        194       (615)
Deferred federal income taxes               503          32         82
Other, including certain
  restructuring expenses                   (286)         11        105
Cumulative effect of change in
  accounting for postretirement
  benefits other than pensions,
  net of tax                               (258)         --         --
Cumulative effect of change in
  accounting for income taxes               428          --         --
                                          -----       -----      -----
Net income (loss)                        $ (658)     $  318     $ (178)
                                          =====       =====      =====

SHAREHOLDERS' EQUITY AT END OF YEAR
- -----------------------------------
(in millions)                              1992        1991       1990
- -------------                              ----        ----       ----
Statutory capital and surplus
  Life companies                         $1,571      $1,932     $1,815
  Property-casualty companies             1,665       1,843      1,905
                                          -----       -----      -----
Total                                     3,236       3,775      3,720
Adjustments to life and health
  reserves and contractholder funds         316         279        271
Deferred acquisition costs                  791         720        706
Valuation reserves, nonadmitted
  and other asset adjustments               (85)       (245)      (424)
Deferred federal income taxes             1,371         353        364
Liability for postretirement benefits
  other than pensions                      (408)         --         --
Other liability adjustments, includ-
  ing certain restructuring reserves       (243)       (292)      (400)
                                          -----       -----      -----
Shareholders' equity                     $4,978      $4,590     $4,237
                                          =====       =====      =====

DIVIDEND AVAILABILITY. The Travelers Corporation is currently subject to various regulatory restrictions that limit the maximum amount of dividends available to shareholders without prior approval of insurance regulatory authorities. Under statutory accounting practices, $324 million of statutory surplus is available in 1993 for dividends to shareholders without prior approval.
   Dividend payments to The Travelers Corporation from its insurance subsidiaries are subject to similar restrictions and are limited to $642 million in 1993.

8. LEASES

Travelers and its subsidiaries have entered into various operating and capital lease agreements for office space and data processing and certain other equipment. Rental expense under operating leases was $216 million, $208 million and $209 million in 1992, 1991 and 1990, respectively. Future net minimum rental and lease payments are estimated as follows:

                           Minimum operating          Minimum capital
(in millions)                rental payments           lease payments
- -------------              -----------------          ---------------
Year ending December 31,
 1993                                   $148                     $  7
 1994                                    125                        7
 1995                                     97                        7
 1996                                     66                        7
 1997                                     36                        4
 Thereafter                               22                       73
                                         ---                      ---
                                        $494                     $105
                                         ===                      ===

   Included in these expenses are the rentals related to the sale of certain buildings leased back under operating and capital leases with initial terms ranging from 5 to 25 years. Deferred gains arising from these sales are being amortized over the primary lease terms. At December 31, 1992, the amount remaining to be amortized is $59 million.

   The following is a summary of assets under capital leases:

(in millions)                           1992        1991         1990
- -------------                           ----        ----         ----
Buildings                                $31         $31          $31
Equipment                                 18          10            9
                                          --          --           --
                                          49          41           40
Less accumulated depreciation             12          13            9
                                          --          --           --
Net                                      $37         $28          $31
                                          ==          ==           ==

9. COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. Travelers trades and issues financial instruments with off-balance-sheet risk in the normal course of its business. These instruments, which are used to reduce the company's overall exposure to market risk and to enhance the company's investment opportunities, include financial guarantees, financial futures, forward contracts, fixed rate loan commitments and variable rate loan commitments, including revolving lines of credit.
   Financial instruments with off-balance-sheet risk involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement Travelers has in a particular class of financial instrument. However, the maximum credit loss or cash flow associated with these instruments can be less than these amounts.
   Travelers also may use other kinds of financial instruments from time to time that expose the company to similar kinds of off-balance-sheet risk. These instruments include unfunded commitments to partnerships, transfers of receivables with recourse and interest rate swaps. The off-balance-sheet risks of these financial instruments were not considered significant at December 31, 1992 and 1991.
   Travelers exposure to credit loss in the event of nonperformance by the other party to the financial instrument for financial guarantees and fixed and variable rate loan commitments is represented by the contractual amount of these instruments. For financial futures contracts and forward contracts, the company's exposure to credit loss in the event of nonperformance by the counterparty is less than the contractual or notional amount.
   The company monitors creditworthiness of counterparties to these financial instruments by using criteria of acceptable risk that are consistent with on-balance-sheet financial instruments. The controls include credit approvals, limits and other monitoring procedures. Many transactions include the use of collateral to minimize credit risk and lower the effective cost to the borrower.
   A summary of contract or notional amounts is presented below:

(in millions)                                     1992        1991
- -------------                                     ----        ----
Financial instruments whose contract
 amount represents credit exposure:
   Financial guarantees                         $4,039      $5,076
   Variable rate loan commitments                  278         264
   Fixed rate loan commitments                     160         197
Financial instruments whose contract
 amount exceeds credit exposure:
   Forward contracts used as hedges                722         656
   Financial futures contracts                     418         155
                                                 =====       =====

   Financial guarantees are written conditional commitments issued by the company to guarantee the performance of a customer to a third party. At December 31, 1992, the fair value of financial guarantee contracts is $7 million, which is an estimate of current replacement cost. These obligations are described more fully in note 10.
   Fixed rate loan commitments are obligations to make investments at fixed interest rates, including obligations to invest in fixed maturities and fixed rate mortgage loans. Variable rate loan commitments are obligations to make investments at variable interest rates, including obligations to invest in variable rate mortgage loans. At December 31, 1992, fixed and variable rate loan commitments have no meaningful fair value because the terms of the commitments approximate market rates.

   Travelers uses a variety of financial futures contracts to manage its sensitivity to changes in market interest rates. These contracts generally hedge the interest rate risk of other investments. Financial futures contracts are traded on recognized exchanges.
   Cash payments are not required to enter into financial futures contracts. Outstanding positions are marked to market and settled daily. The notional amount of futures contracts represents the extent of Travelers involvement, but not future cash requirements, as open positions are typically closed out prior to the delivery date of the contract. At December 31, 1992, Travelers futures contracts have no fair value because these contracts are marked to market and settled in cash.
   The company uses a variety of forward contracts to manage its sensitivity to changes in foreign currency exchange rates. These contracts generally act as hedges for foreign investments held by U.S. portfolios or for investments in foreign operations (primarily Canadian). Forward contracts are traded over-the-counter, generally with a financial institution.
   Cash payments are not required to enter into foreign currency forward contracts. Outstanding positions are marked to market; however, they are not settled in cash until maturity. The market risk attributed to either a futures contract or a forward contract is balanced by the market risk attributed to the associated hedged asset to minimize Travelers' overall sensitivity to risk. At December 31, 1992, the fair value of forward contracts used as hedges is $9 million, which is based on quoted market prices.

LITIGATION. Certain of Travelers subsidiaries are involved in litigation with respect to claims arising with regard to insurance, which is taken into account in establishing benefit reserves. On insurance contracts written many years ago, Travelers continues to receive claims asserting alleged injuries and damages from asbestos and other hazardous and toxic substances.
   In relation to these claims, Travelers carries on a continuing review of its overall position and its reserving techniques and reinsurance. The latest review confirms that adequate provision has been made for any obligations now foreseen.
   After Travelers announced an addition to its mortgage loan and real estate investment valuation reserves and a dividend reduction on October 5, 1990, several lawsuits were filed in the U.S. District Court in Connecticut against Travelers and certain of its senior officers. These lawsuits were consolidated into a single proceeding, entitled In re Travelers Corporation Securities Litigation, Civ. No. H-90-842 (AHN). The U.S. District Court granted Travelers motion to dismiss on August 14, 1992. The plaintiffs appealed the dismissal to the U.S. Court of Appeals for the Second Circuit. On December 8, 1992, the plaintiffs withdrew their appeal and dismissed their claims against Travelers.
   Travelers and its subsidiaries are defendants or codefendants in other litigation.
   The Securities and Exchange Commission is conducting a non-public inquiry pursuant to an order of investigation with respect to Travelers accounting, reporting and disclosure treatment of certain matters in connection with its lending and loss recognition practices pertaining to real estate investments and related matters going back to January 1, 1988. Travelers is cooperating fully with the Commission's staff.
   It is management's opinion, after consultation with counsel and review of the facts, that it is improbable that the ultimate liability, if any, arising from such contingencies will have any material adverse effect on the consolidated financial position.

10. GUARANTEES OF THE SECURITIES OF OTHER ISSUERS

As part of its regular insurance business in which a wide range of risks are assumed to cover possible future economic loss by third parties, Travelers underwrites insurance guaranteeing the securities of certain issuers. The aggregate net amount of guarantees of principal and interest for such securities was approximately $3 billion and $4 billion in 1992 and 1991, respectively. Estimated net earned premiums amounted to $7 million in both 1992 and 1991. Premiums are earned pro rata over the policy term. The related unearned premium reserve amounted to $14 million and $17 million at December 31, 1992 and 1991, respectively.
   Travelers participation in the Municipal Bond Insurance Association (MBIA) business written prior to 1986 approximates 95% of the $3 billion coverage at the end of 1992 referred to above. At December 31, 1992 and 1991, $12 million and $10 million, respectively, of reserves for possible losses incurred but not reported have been provided relating to MBIA business.

11. PER SHARE DATA

Primary income per common share is computed after provision for the dividend requirements on preference stocks and on convertible exchangeable preferred stock through June 10, 1988, the date of exchange of such stock for convertible subordinated debentures. It is based upon the weighted average number of common shares outstanding including, if applicable, common stock equivalents. Fully diluted income per share is based on the number of shares used in the calculation of primary income per share plus shares issuable if series A preference shares, convertible debentures and preferred shares were converted for the periods they were outstanding. In 1992, 1990 and 1988, such conversions were not assumed as the effect was antidilutive.
   The number of shares used in the calculation was:

                                    PRIMARY         FULLY DILUTED
                                    -------         -------------
1992                            106,149,028           106,149,028
1991                            103,022,370           111,595,983
1990                            101,814,180           101,814,180
1989                            102,587,596           108,336,328
1988                            101,384,558           101,384,558
                                ===========           ===========

12. ADDITIONAL OPERATING INFORMATION*
Results included in the table below reflect 1992 fourth quarter after-tax charges of $288 million for implementation of SOP 92-3 and $197 million for an addition to mortgage loan valuation reserves.

                                          Property-     Property-                  Managed         Asset
                                           Casualty      Casualty                 Care and    Management    Corporate
                                         Commercial      Personal    Financial    Employee     & Pension    and Other
(in millions)                                 Lines         Lines     Services    Benefits      Services   Operations   Consolidated
- -------------                            ----------     ---------    ---------    --------    ----------   ----------   ------------
1992
Revenues
 Premiums                                   $ 2,295        $1,428      $   231      $2,620       $   114           --       $ 6,688
 Net investment income                          546           156          631         328         1,180      $   (42)        2,799
 Realized investment gains (losses)              78            22          (98)        (18)         (626)           7          (635)
 Other, including gains and losses
  on dispositions                                10            27          120         657            23          (14)          823
                                             ------         -----       ------       -----        ------       ------        ------
  Total                                       2,929         1,633          884       3,587           691          (49)        9,675
                                             ------         -----       ------       -----        ------       ------        ------
Income (loss) before federal
 income taxes and cumulative effects
 of changes in accounting principles            (61)         (289)         (72)        (70)         (761)        (101)       (1,354)
Cumulative effect of change in
 accounting for postretirement benefits
 other than pensions, net of tax                (88)          (37)         (15)       (106)          (10)          (2)         (258)
Cumulative effect of change in
 accounting for income taxes                     57            11           36         123           191           10           428
Net income (loss)                               (45)         (201)         (20)        (23)         (311)         (58)         (658)
Assets                                       11,574         2,488       12,974       5,293        19,514        1,759        53,602
                                             ======         =====       ======       =====        ======       ======        ======

1991
Revenues
 Premiums                                   $ 2,726        $1,457      $   249      $2,687       $   183           --       $ 7,302
 Net investment income                          595           162          641         356         1,510      $   (36)        3,228
 Realized investment gains (losses)               4             9            6          14           (42)           7            (2)
 Other, including gains and losses
  on dispositions                                (3)           31          117         616            23           65           849
                                             ------         -----       ------       -----        ------       ------        ------
  Total                                       3,322         1,659        1,013       3,673         1,674           36        11,377
                                             ------         -----       ------       -----        ------       ------        ------
Income (loss) before federal
 income taxes                                   242            27           56         143           (35)        (110)          323
Net income (loss)                               219            35           40         107            (5)         (78)          318
Assets                                       10,569         2,341       11,876       5,041        22,209        1,122        53,158
                                             ======         =====       ======       =====        ======       ======        ======
1990
Revenues
 Premiums                                   $ 2,673        $1,583      $   275      $2,634       $   270           --       $ 7,435
 Net investment income                          617           150          647         342         1,709      $    29         3,494
 Realized investment losses                     (18)           (9)        (144)        (35)         (404)          (6)         (616)
 Other, including gains and losses
  on dispositions                                25            33           91         557            28          267         1,001
                                             ------         -----       ------       -----        ------       ------        ------
  Total                                       3,297         1,757          869       3,498         1,603          290        11,314
                                             ------         -----       ------       -----        ------       ------        ------
Income (loss) before federal
 income taxes                                   178           (77)         (68)        100          (299)          14          (152)
Net income (loss)                               182           (33)         (80)         69          (288)         (28)         (178)
Assets                                       10,477         2,243       10,753       4,714        24,017        4,595        56,799
                                             ======         =====       ======       =====        ======       ======        ======

* Included above in Corporate and Other Operations are Travelers Mortgage Services, Inc., which was sold in 1990; and Dillon, Read Inc., which was sold in 1991 (see note 3).

13. BENEFIT PLANS

PENSION PLANS. Travelers and its subsidiaries maintain defined benefit pension plans for salaried employees. The plans are noncontributory and benefits are based upon an employee's years of service and final average pay. Vesting occurs after 5 years of service in compliance with the provisions of the Tax Reform Act of 1986. The company's funding policy for qualified U.S. pension plans is to contribute, at a minimum, the equivalent of the amount required under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Actuarially determined costs are provided for all other plans.
   Components of pension expense are:

(in millions)                          1992         1991           1990
- -------------                          ----         ----           ----
U.S. plans:
 Service costs                        $  40        $  46          $  46
 Interest costs                         128          125            113
 Actual return on assets                (67)        (167)            (8)
 Net amortization and deferral          (53)           7           (155)
                                       ----         ----           ----
Net pension expense (income)          $  48        $  11          $  (4)
                                       ====         ====           ====

   As a result of certain organizational restructuring initiatives (see note
20), special termination benefits of $25 million are included in the net amortization and deferral component of the 1992 net pension expense.

   Reconciliation of the funded status of the qualified plans follows:

(in millions)                          1992         1991           1990
- -------------                          ----         ----           ----
Actuarial present value of vested
 benefit obligations                 $1,399       $1,127         $1,030
Actuarial present value of
 accumulated benefit obligations      1,418        1,153          1,048
                                      =====        =====          =====
Plan assets at fair value            $1,624       $1,644         $1,568

Actuarial present value of
 projected benefit obligation         1,656        1,525          1,359
                                      -----        -----          -----
Assets in excess of (less than)
 projected benefit obligation           (32)         119            209
Unamortized transition asset            (36)         (45)           (55)
Unrecognized net actuarial loss         268          198            157
Unrecognized prior service benefit      (40)         (78)          (118)
                                      -----        -----          -----
Prepaid pension expense              $  160       $  194         $  193
                                      =====        =====          =====

   At December 31, 1992, non-qualified plans had projected benefit obligations of $46 million, which were $6 million less than the recorded liability. At December 31, 1991 and 1990, the projected benefit obligation exceeded the recorded liability by $35 million and $68 million, respectively.
   The expected long-term rate of return on plan assets was 9.7% for 1992 and 10.2% for 1991 and 1990. In 1992, the discount rate used in determining the projected benefit obligation was 8.25% and the assumed rate of future annual salary increases varied between 3% and 10%, based upon employees' ages. The discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation were 8.5% and 6.5%, respectively, in both 1991 and 1990. Changes in assumptions from period to period can result in adjustments to the accumulated and projected benefit obligations. Such changes may also effect the expense recognized and/or the unrecognized net actuarial gain or loss. Plan assets are held primarily in various separate accounts and the general account of The Travelers Insurance Company. These accounts invest in stocks, bonds, mortgage loans and real estate of entities unrelated to Travelers.
   Travelers also sponsors defined contribution pension plans for certain agents. Company contributions are primarily a function of production. The expense for these plans was $2 million in both 1992 and 1991 and $1 million in 1990.

OTHER BENEFIT PLANS. In addition to pension benefits, Travelers provides certain health care and life insurance benefits for retired employees. Substantially all salaried employees may become eligible for these benefits when they become eligible to receive benefits from Travelers pension plan. Retirees may elect certain prepaid health care benefit plans. Life insurance benefits generally are set at a fixed amount.
   In the third quarter of 1992, Travelers adopted FAS 106. Travelers elected to recognize the accumulated postretirement benefit obligation (i.e., the transition obligation) as a change in accounting principle retroactive to January 1, 1992.
   FAS 106 also involves continuing expenses that reduced net income $11 million, or $.11 per primary and fully diluted share, for the year ended December 31, 1992. Prior to the adoption of FAS 106, Travelers accounted for these postretirement costs on a cash basis. The cost recognized by Travelers for these and similar benefits provided to active employees was based upon paid claims, net of employee contributions. Total costs of the plans for retirees were $20 million in 1991 and $17 million in 1990.
   Travelers made contributions to the plans in 1992 as claims were incurred; the company's contributions totaled $23 million for the year ended December 31, 1992. Retirees' contributions to these plans vary, based upon the retiree's age and election of coverage. Generally, for employees retiring after January 1, 1993, increases in the company's contributions for health care will be limited to two times the current average cost per retiree. In addition, retirees' contributions will vary based upon their years of service with Travelers.
   Components of net periodic postretirement benefit cost for the year ended December 31, 1992 are (in millions):

Service costs                                                    $ 7
Interest costs                                                    33
Net amortization and deferral                                     14
                                                                  --
Net periodic postretirement benefit cost                         $54
                                                                  ==

   As a result of certain organizational restructuring initiatives (see note
20), curtailment losses of $14 million are included as the net amortization and deferral component of net periodic postretirement benefit cost.
   The following table sets forth the plans' funded status reconciled with amounts recognized in Travelers' consolidated balance sheet at December 31, 1992 (in millions):

Accumulated postretirement benefit obligation for:
 Retirees                                                       $286
 Other fully eligible plan participants                           60
 Other active plan participants                                   84
                                                                 ---
Total accumulated postretirement benefit obligation              430
Plan assets at fair value                                         --
                                                                 ---
Accumulated postretirement benefit obligation
 in excess of plan assets                                        430
Unrecognized net loss from experience
 different from that assumed                                      (7)
                                                                 ---
Accrued postretirement benefit cost                             $423
                                                                 ===

   The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.0% and the assumed rate of future annual salary increases varied between 3% and 10%, based upon employees' ages.
   For measurement purposes, an annual rate of increase in the per capita cost of health care benefits (the health care cost trend rate) of up to 15.5% was assumed through 1993; the rate is assumed to decrease gradually to a maximum of 6.5% in 2001, and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1992 by $26 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1992 by $2 million.
   In the event of a change in control, as defined in the applicable plans, of Travelers, provisions of some employee benefit plans secure existing compensation and benefit entitlements earned prior to any change in control and provide a salary and benefit continuation floor for employees whose employment might be affected.

STOCK PLANS. Stock options, stock appreciation rights (SARs) and shares of restricted stock have been granted pursuant to plans adopted by the Board of Directors and approved by shareholders at the 1982 and 1988 annual meetings. The 1988 plan provides for the award of up to 10,000,000 shares of Travelers common stock in the form of options to purchase common stock or SARs, and restricted stock. Commencing in 1988, all grants are made pursuant to the 1988 plan, although the prior plan continues to govern awards of options and SARs made pursuant to it.
   All outstanding options and SARs are either exercisable or become exercisable over various periods beginning one year after the date of grant and may be exercised until 10 years from the date of grant.
   A holder of an option with an SAR attached has the right to surrender the SAR for the appreciation in the common stock between the time of the grant and the surrender. However, the maximum value of an SAR is limited to twice the option purchase price. The exercise of an SAR cancels the option grant with which the SAR is associated, and vice versa.
   Shares of restricted stock are granted subject to restrictions on their transferability. These restrictions will lapse upon the expiration of a period of employment or the achievement of stated criteria, or both. The restrictions may lapse over a period of between one and ten years from the date of grant.

   Information with respect to grants follows:

                                                      Options outstanding
                                                -------------------------
                                   Shares                         Average
                                available                          option
                                for grant          Shares           price
                                ---------          ------         -------
Balance,
January 1, 1990                 3,713,328       2,055,724          $40.46
  Options:
   Granted                       (858,086)        858,086          $21.61
   Exercised                           --          (9,342)         $22.80
   Forfeited                       25,198         (80,607)
  Restricted stock:
   Granted                       (429,108)             --
   Forfeited                       14,380              --
                                ---------       ---------           -----
Balance,
December 31, 1990               2,465,712       2,823,861          $34.79
  Options:
   Granted                     (1,109,209)      1,109,209          $17.09
   Exercised                           --         (36,219)         $13.91
   Forfeited                       64,473        (208,755)
  Restricted stock:
   Granted                       (330,568)             --
   Forfeited                        9,579              --
                                ---------       ---------           -----
Balance,
December 31, 1991               1,099,987       3,688,096          $29.46
  Options:
   Authorized                   5,000,000              --
   Granted                     (2,056,100)      2,056,100          $22.38
   Exercised                           --        (190,001)         $14.52
   Forfeited                      142,348        (231,007)
Restricted stock:
   Granted                       (131,072)             --
   Forfeited                       41,767              --
                                ---------       ---------           -----
Balance,
December 31, 1992               4,096,930       5,323,188          $27.28
                                =========       =========           =====

Options exercisable at December 31, 1992, 1991 and 1990 were 2,782,576, 1,859,359 and 1,385,155, respectively.

SAVINGS, INVESTMENT AND STOCK OWNERSHIP PLAN. Under the savings, investment and stock ownership plan available to substantially all employees, Travelers matches a portion of employee contributions and, prior to 1990, invested it in Travelers common stock. Travelers matching obligations were $36 million in 1992 and 1991 and $33 million in 1990. In the second quarter of 1989, Travelers established an Employee Stock Ownership Plan (ESOP) to serve as the funding vehicle for its matching obligation under the savings, investment and stock ownership plan beginning in 1990. In June 1989, the ESOP purchased 3,755,869 shares of Travelers $4.53 Series A ESOP Convertible Preference Stock at $53.25 per share. The series A preference stock is convertible into Travelers common stock at a one-to-one conversion rate. The shares may be redeemed at the option of Travelers or the holder under certain circumstances. Annual dividends of $4.53 are cumulative. The series A preference stock has a minimum liquidation value of $53.25 plus unpaid and accrued dividends. The ESOP financed the purchase of the series A preference shares with a $200 million variable interest rate loan from a third party. Travelers has guaranteed the ESOP's debt obligation, and the unpaid principal balance is included in Travelers long-term debt with a corresponding offset to the ESOP series A preference stock. Increasing semi-annual payments that began January 1, 1990 will fully amortize the debt by July 1, 1997.
   The series A preference shares are held by the ESOP Trustee and are allocated to participants by a method that considers the debt service requirements of the ESOP. To the extent that the shares allocated by this method are not sufficient to meet Travelers matching obligation under the savings plan, Travelers will contribute additional series A preference shares, common stock or cash. In January 1993, 184,397 additional preference shares were contributed to the ESOP to meet the 1992 matching obligation. In December 1991, 320,000 additional preference shares were contributed to the ESOP to meet the estimated 1991 matching obligation. Likewise, in January 1991, 146,165 additional preference shares were contributed to the ESOP to meet the 1990 matching obligation.
   ESOP expense is recognized based upon the value of preference shares allocated to plan participants, giving consideration to interest incurred on the debt and credit for dividends received. The value of additional series A preference shares, common stock or cash necessary to satisfy the matching requirement is included as a component of ESOP expense. The amount of ESOP expense recognized by Travelers was $26 million in 1992, $29 million in 1991 and $32 million in 1990. Dividends of $19 million in 1992, $17 million in 1991 and $22 million in 1990, as well as contributions of $8 million in 1992, $10 million in 1991 and $16 million in 1990, were used by the ESOP to service its debt. The ESOP incurred $5 million, $9 million and $14 million of interest expense in 1992, 1991 and 1990, respectively.
   In February 1993, Travelers announced changes to a number of its benefit plans. These changes, which become effective in April 1993, include a revision of the pension plan formula, increases to employee contribution levels for medical and dental coverages, and adjustments to the matching feature of the savings, investment and stock ownership plan.

14. FEDERAL INCOME TAXES

(in millions)                                 1992          1991           1990
- -------------                                 ----          ----           ----
EFFECTIVE TAX RATE
Income (loss) before federal
 income taxes                              $(1,354)         $323          $(152)
                                            ------           ---           ----
Statutory tax rate                             34%           34%            34%
                                            ------           ---           ----
Expected federal income taxes              $  (460)         $110          $ (52)
Tax effect of:
 Nontaxable investment income                  (38)          (44)           (59)
 Unrecognized tax benefits on
  realized investment losses                    --            --            158
 "Fresh start" adjustments                     (20)          (50)           (45)
 Disposition of subsidiaries                    --             6             35
 Other                                          (8)           (6)           (11)
                                            ------           ---           ----
Federal income taxes                       $  (526)         $ 16          $  26
                                            ------           ---           ----
Effective tax rate                             39%            5%            (17)%
                                            ------           ---           ----

COMPOSITION OF FEDERAL INCOME TAXES
Current:
 United States                             $   (31)         $ 46          $  92
 Foreign                                         8             2             16
                                            ------           ---           ----
  Total                                        (23)           48            108
                                            ------           ---           ----
Deferred:
 United States                                (503)          (32)           (83)
 Foreign                                        --            --              1
                                            ------           ---           ----
  Total                                       (503)          (32)           (82)
                                            ------           ---           ----
Federal income taxes                       $  (526)         $ 16          $  26
                                            ======           ===           ====

   The net deferred tax asset at December 31, 1992 and the net deferred tax asset at January 1, 1992, after implementation of FAS 109 and FAS 106, were comprised of the tax effects of the temporary differences related to the following assets and liabilities:

                                             DECEMBER 31,    JANUARY 1,
(in millions)                                        1992          1992
- -------------                                ------------    ----------
Deferred tax assets:
 Property-casualty loss reserves                  $   570       $   532
 Benefit, reinsurance and other reserves              239           219
 Contractholder funds                                 173           149
 Investments                                          379           229
 Reserve for postretirement benefits                  144           133
 Restructuring reserves                                98            16
 Other                                                196            83
                                                    -----         -----
Total                                               1,799         1,361
                                                    -----         -----
Deferred tax liabilities:
 Deferred acquisition costs                           230           222
 Accumulated depreciation                              44            57
 Prepaid pension expense                               54            66
                                                    -----         -----
Total                                                 328           345
                                                    -----         -----
Net deferred tax asset before
 valuation allowance                                1,471         1,016
Valuation allowance for deferred tax assets          (100)         (100)
                                                    -----         -----
Net deferred tax asset after
 valuation allowance                              $ 1,371       $   916
                                                    =====         =====

   The change in the net deferred tax asset after valuation allowance includes a $48 million change in the deferred taxes relating to unrealized investment gains.
   The net tax effects of significant timing differences in the deferred tax provision prior to 1992 were as follows:

(in millions)                                        1991          1990
- -------------                                        ----          ----
Components of deferred taxes:
 Deferred acquisition costs                          $ (6)         $ (3)
 Benefit, reinsurance and other reserves              (32)          (48)
 Dividends to contractholders                           7            20
 Property-casualty loss reserves                      (39)          (89)
 Prepaid pension expense                                2             9
 Compensated absences                                   9            (1)
 Realized investment losses                            --            (3)
 Investment valuation and other reserves               17            27
 Other                                                 10             6
                                                      ---           ---
Deferred federal income taxes                        $(32)         $(82)
                                                      ===           ===

CONSOLIDATED FEDERAL INCOME TAXES. Travelers files its federal income tax return on a consolidated basis. The return includes one subgroup of companies that are considered life insurers for federal income tax purposes and one subgroup of companies that are not life insurers. Certain limitations and restrictions apply to the utilization of losses generated by one subgroup against income of the other subgroup.
   Upon adoption of FAS 109, a valuation allowance of $100 million was established to reduce the net deferred tax asset on investment losses to the amount that, based upon all available evidence, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future capital gains in Travelers federal income tax return or a change in circumstances which causes the recognition of the benefits to become more likely than not. There was no net change in the total valuation allowance during 1992.
   As of December 31, 1992, Travelers has no ordinary or capital loss carryforwards. Travelers has an alternative minimum tax (AMT) credit carryforward of $63 million as of December 31, 1992. This credit will be utilized to offset the excess of regular tax over AMT in future years and has no expiration period.
   Extraordinary tax credits of $11 million relating to the realization of book capital loss carryforwards were recognized in 1991. In addition, $316 million of deferred tax assets, which were in excess of the amount of tax recoverable through carrybacks, were not recognized at December 31, 1991. In 1992, this amount was included in the FAS 109 cumulative effect adjustment net of the valuation allowance of $100 million.
   See note 2 for a discussion of the implementation of new principles for accounting for income taxes.

LIFE INSURANCE COMPANIES. The "policyholders surplus account", which arose under prior tax law, is generally that portion of the gain from operations that has not been subjected to tax, plus certain deductions. The balance of this account, which, under provisions of the Tax Reform Act (TRA) of 1984, will not increase after 1983, is estimated to be $893 million. This amount has not been subjected to current income taxes but, under certain conditions that management considers to be remote, may become subject to income taxes in future years. At current rates, the maximum amount of such tax (for which no provision has been made in the financial statements) is approximately $304 million.

NONLIFE COMPANIES. Commencing in 1987, the TRA of 1986 requires insurance companies to discount property-casualty loss reserves for tax purposes. Companies are, however, allowed a "fresh start" adjustment by recomputation of the opening 1987 loss reserves. This adjustment reduced 1991 taxes by $35 million and 1990 taxes by $30 million. There was no 1992 effect since the unamortized "fresh start" balance at December 31, 1991 was included in the FAS 109 cumulative effect adjustment.
   Starting in 1990, the Omnibus Budget Reconciliation Act of 1990 requires property-casualty insurance companies to accrue estimated salvage and subrogation recoverable. Companies are, however, allowed a "fresh start" adjustment equal to 87% of the discounted opening 1990 reserve. For Travelers, this amount is to be spread over a four-year period beginning in 1990. "Fresh start" adjustments relating to salvage and subrogation reduced 1992, 1991 and 1990 taxes by $20 million, $15 million and $15 million, respectively.

15. REINSURANCE

Travelers, through its insurance subsidiaries, participates in reinsurance to reduce overall risks, including exposure to large losses and catastrophic events, and to effect business-sharing arrangements. Its property-casualty insurance subsidiaries also participate as a servicing carrier for and member of several pools and associations. Travelers remains primarily liable as the direct insurer on all risks reinsured. Reinsurance recoverables are reported after allowances for uncollectible amounts. A summary of reinsurance financial data is presented below:

(in millions)                                                           1992             1991             1990
- -------------                                                           ----             ----             ----
REINSURANCE PREMIUMS ASSUMED:
 Life business                                                        $  115           $  137           $   98
 Property-casualty business                                              408              389              375
                                                                       -----            -----            -----
Total                                                                 $  523           $  526           $  473
                                                                       =====            =====            =====
REINSURANCE PREMIUMS CEDED:
 Life business                                                        $   46           $    8           $   51
 Property-casualty business                                            1,509            1,377            1,436
                                                                       -----            -----            -----
Total                                                                 $1,555           $1,385           $1,487
                                                                       =====            =====            =====

BALANCE SHEET IMPACT:
 Life business:
  Deducted from benefit and
   loss reserves, and policy
   and contract claims                                                $   41           $   39           $   37
                                                                       -----            -----            -----
 Property-casualty business:
  Deducted from loss reserves
   Pools and associations                                             $2,983           $2,869           $2,565
   Reinsurers                                                            908              949              926
                                                                       -----            -----            -----
 Total                                                                $3,891           $3,818           $3,491
                                                                       -----            -----            -----
  Deducted from unearned
    premium reserves
   Pools and associations                                             $  378           $  330           $  391
   Reinsurers                                                             94               71               62
                                                                       -----            -----            -----
 Total                                                                $  472           $  401           $  453
                                                                       =====            =====            =====

16. INVESTMENTS AND INVESTMENT GAINS (LOSSES)

(For the year ended
December 31, in millions)                                               1992             1991             1990
- -------------------------                                               ----             ----             ----
REALIZED
Fixed maturities                                                       $  99            $ 103           $ (44)
Equity securities                                                         34               43              17
Mortgage loans                                                          (400)            (103)           (597)
Real estate                                                             (425)              --             (70)
Foreign currency translation                                             (37)             (32)              8
Other                                                                     94              (13)             70
                                                                        ----            ------            ---
Realized investment losses                                             $(635)           $  (2)          $(616)
                                                                        ====            =====            ====

UNREALIZED
Fixed maturities                                                       $ 167            $ 170           $ (66)
Equity securities                                                          3               59            (141)
Other                                                                     16               27               8
                                                                        ----             ----            ----
                                                                         186              256            (199)
Related taxes                                                             62               65             (37)
                                                                        ----             ----            ----
Net unrealized investment
 gains (losses)                                                          124              191            (162)
Balance beginning of year                                                 73             (118)             44
                                                                        ----             ----            ----
Balance end of year                                                    $ 197            $  73           $(118)
                                                                        ====             ====            ====


EQUITY SECURITIES                                                                                   Unrealized
                                                                                        ----------------------
(At December 31, in millions)                                            Cost           Gains           Losses
- -----------------------------                                            ----           -----           ------
1992                                                                     $251           $58              $20
1991                                                                      510            80               44
1990                                                                      452            52               73
                                                                          ===            ==               ==

FIXED MATURITIES
                                                                   Estimated                   Estimated market
(At December 31,                                   Carrying           market                 value greater than
in millions)                                          value            value                     carrying value
- ----------------                                   --------        ---------           ------------------------
                                                                                       Amount           Percent
                                                                                       ------           -------
1992                                                $22,946          $23,771           $  825                 4
1991                                                 20,987           22,144            1,157                 6
1990                                                 22,780           22,911              131                 1
                                                     ======           ======            =====                ==

FIXED MATURITIES. Estimated market values of investments in fixed maturities in good standing are principally a function of current interest rates, which are not considered in computing related future liabilities to contractholders. The practice of reporting investments in fixed maturities at amortized cost is a generally accepted accounting principle of long standing for insurance companies for those investments that are intended to be held to maturity. The presentation of estimated market values based on current interest yields without a corresponding revaluation of contractholder liabilities can be misinterpreted. Fixed maturities are valued based upon quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment.
    Sales from the amortized cost portfolios have been made periodically.
Such sales were $1.1 billion in 1992 and $2.6 billion in 1991. Gross gains of $49 million in 1992 and $92 million in 1991, and gross losses of $10 million in both 1992 and 1991 were realized on those sales.
    The carrying values of the trading portfolio fixed maturities are adjusted to market value as it is likely they will be sold prior to maturity. At December 31, 1992 and 1991, these fixed maturities had market values of $8.9 billion and $3.1 billion, respectively. Net unrealized gains were $322 million at December 31, 1992 and $131 million at December 31, 1991. Sales of trading portfolio fixed maturities were $4.4 billion in 1992 and $3.8 billion in 1991. Gross gains of $124 million in 1992 and $90 million in 1991, and gross losses of $16 million in 1992 and $13 million in 1991, were realized on those sales.

FIXED MATURITIES CARRIED AT AMORTIZED COST BY INVESTMENT TYPE

                                                                           Gross              Gross
                                                   Carrying           unrealized         unrealized     Market
(in millions)                                         value                gains             losses      value
- -------------                                      --------           ----------          ---------     ------
DECEMBER 31, 1992
U.S. Government and
  government agencies
  and authorities                                   $ 1,115                $  88               $  2    $ 1,201
States, municipalities
  and political
  subdivisions                                        1,560                   43                 21      1,582
Foreign governments                                     453                   28                  1        480
Public utilities                                      2,847                  165                  6      3,006
Convertible bonds                                         1                   --                 --          1
All other corporate
  bonds                                               8,071*                 458                 25      8,504
Redeemable preferred
  stock                                                  52                    3                  2         53
                                                     ------                 ----                ---     ------
Total                                               $14,099                $ 785               $ 57    $14,827
                                                     ======                 ====                ===     ======

DECEMBER 31, 1991
U.S. Government and
  government agencies
  and authorities                                   $ 2,498               $  201               $  3    $ 2,696
States, municipalities
  and political
  subdivisions                                        1,680                   38                 41      1,677
Foreign governments                                     569                   41                 --        610
Public utilities                                      1,304                   96                  3      1,397
Convertible bonds                                        12                    1                  1         12
All other corporate
  bonds                                              11,885*                 808                 62     12,631
Redeemable preferred
  stock                                                  68                    4                  3         69
                                                     ------                -----                ---     ------
Total                                               $18,016               $1,189               $113    $19,092
                                                     ======                =====                ===     ======

* Before valuation reserves of $97 million and $81 million at December 31, 1992 and 1991, respectively.

TRADING PORTFOLIO SECURITIES BY INVESTMENT TYPE

Carrying value at December 31,
(in millions)                                                                            1992             1991
- -------------                                                                            ----             ----
U.S. Government and government
  agencies and authorities                                                             $5,382           $2,248
States, municipalities and political subdivisions                                          18                2
Foreign governments                                                                        13              216
Public utilities                                                                           89                6
Convertible bonds                                                                         458              449
All other corporate bonds                                                               2,984              131
                                                                                        -----            -----
Total trading portfolio securities                                                     $8,944           $3,052
                                                                                        =====            =====

    The carrying value and market value of fixed maturities at December 31, 1992, by contractual maturity, are shown below. Fixed maturities subject to early or unscheduled prepayments have been included based upon their contractual maturity dates. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITY                                                                             Carrying           Market
(in millions)                                                                          value*            value
                                                                                     --------          -------
One year or less                                                                      $ 1,056          $ 1,091
Over 1 year through 5 years                                                             6,189            6,343
Over 5 years through 10 years                                                           7,733            8,099
Over 10 years                                                                           8,065            8,238
                                                                                       ------           ------
                                                                                      $23,043          $23,771
                                                                                       ======           ======

*   Before valuation reserves of $97 million at December 31, 1992.

CONCENTRATIONS. At December 31, 1992, Travelers had no concentration of investments in a single investee exceeding 10% of consolidated shareholders' equity.
    Included in fixed maturities is a concentration in below investment grade assets totaling $1.3 billion at both December 31, 1992 and 1991. Travelers defines its below investment grade assets as those securities rated "Ba1" or below by external rating agencies, or the equivalent by Travelers internal analysts when a public rating does not exist. Such assets include publicly traded below investment grade bonds, highly leveraged transactions and certain other privately issued bonds that are classified as below investment grade loans. Travelers also has concentrations of investments in the following industries prior to consideration of investment valuation reserves:

(in millions)                                                                            1992             1991
- ------------                                                                             ----             ----
Finance                                                                                $1,683           $1,347
Banking*                                                                                1,681            1,862
Electric utilities                                                                      1,366            1,101
                                                                                        =====            =====

* Includes $900 million and $1.1 billion at December 31, 1992 and 1991, respectively, of primarily short-term investments and cash equivalents issued by foreign banks located principally in Europe and Japan.

    Below investment grade assets included in the totals above were as follows:

(in millions)                                                                            1992             1991
- ------------                                                                             ----             ----
Finance                                                                                  $121              $65
Banking                                                                                    37               86
Electric utilities                                                                         33                4
                                                                                          ===              ===

    At December 31, 1992 and 1991, significant concentrations of mortgage loans were for properties located in highly populated areas in the states listed below. The amounts shown are prior to consideration of investment valuation reserves:

(in millions)                                                                            1992             1991
- -------------                                                                            ----             ----
California                                                                             $1,460           $1,855
New York                                                                                1,326            1,459
Texas                                                                                   1,010            1,369
Florida                                                                                   962            1,037
                                                                                        =====            =====

    Other mortgage loan investments are fairly evenly dispersed throughout the United States, with no holdings in any other state exceeding $700 million and $825 million at December 31, 1992 and 1991, respectively.
    Travelers monitors creditworthiness of counterparties to all financial instruments by using controls that include credit approvals, limits and other monitoring procedures. Collateral for fixed maturities often includes pledges of assets, including stock and other assets, guarantees and letters of credit. Travelers underwriting standards with respect to new mortgage loans generally require loan to value ratios of 75% or less at the time of mortgage origination.

INVESTMENT VALUATION RESERVES. At December 31, 1992, 1991 and 1990, total investment valuation reserves, which are deducted from the applicable investment carrying values in the consolidated balance sheet, were as follows:

(in millions)                                  1992             1991             1990
- -------------                                  ----             ----             ----
Beginning of year                            $  925           $1,046           $  512
Increase                                        883              172              747
Impairments, net of
  gains/recoveries                             (311)            (293)            (213)
                                              -----            -----            -----
End of year                                  $1,497           $  925           $1,046
                                              =====            =====            =====

    At December 31, 1992, investment valuation reserves were comprised of $882 million for mortgage loans, $510 million for real estate and $105 million for securities. Increases in the investment valuation reserves are reflected as realized investment losses.
    Travelers continually monitors its investment portfolios, assessing status and creditworthiness of borrowers as well as other variables. The valuation reserves reflect management's judgment of the probable losses inherent in the portfolios. This judgment is based on a review of factors that include individual loan and historical loss experience and the specific industry and economic conditions. Management believes the reserves are adequate based on the current environment.

NONINCOME PRODUCING. Investments included in the consolidated balance sheets that were nonincome producing for the preceding 12 months were as follows:

(in millions)                                  1992             1991
- -------------                                 -----            -----
Fixed maturities                             $   16           $   69
Mortgage loans                                  514              519
Real estate                                     699              579
                                              -----            -----
Total                                        $1,229           $1,167
                                              =====            =====

RESTRUCTURED. The company has restructured investments totaling approximately $1.4 billion and $1.6 billion at December 31, 1992 and 1991, respectively. The new terms typically defer a portion of contract interest payments to varying future periods. The accrual of interest is suspended on all restructured loans, and interest income is reported only as payment is received. Gross interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $166 million in 1992 and $197 million in 1991. Interest on these loans, included in net investment income, aggregated $72 million and $74 million in 1992 and 1991, respectively.

17. FAIR VALUE OF CERTAIN FINANCIAL INSTRUMENTS

Travelers uses various financial instruments in the normal course of its business. Fair value information for financial instruments not presented elsewhere in these financial statements is discussed below. Fair values of financial instruments which are considered insurance contracts are not required to be disclosed and are not included in the amounts discussed.
    The estimated fair value of Travelers mortgage loan portfolio at December 31, 1992 is $9.7 billion. Mortgage loans are grouped into homogeneous categories based on Travelers internal rating system. Performing loans generally are valued using either discounted cash flow analyses, reflecting market-based interest rates commensurate with the underlying risk, or, if foreclosure is deemed possible,the lower of carrying value or underlying collateral value. In arriving at estimated fair value, Travelers used interest rates reflecting the higher returns required in the current real estate financing market. As the marketplace changes, these rates will be adjusted accordingly. Underperforming loans are valued at the lower of carrying value or underlying collateral value.
    The carrying value of $537 million of financial instruments classified as other assets approximates their fair value at December 31, 1992. The carrying value of $2.7 billion of financial instruments classified as other liabilities also approximates their fair value at December 31, 1992. Fair value is determined using various methods including discounted cash flows and carrying value, as appropriate for the various financial instruments.
    At December 31, 1992, contractholder funds with defined maturities have a carrying value of $6.0 billion and a fair value of $6.2 billion. The fair value of these contracts is determined by discounting expected cash flows at an interest rate commensurate with Travelers credit risk and the expected timing of cash flows. Contractholder funds without defined maturities have a carrying value of $10.7 billion and a fair value of $10.4 billion at December 31, 1992. These contracts generally are valued at surrender value.
    The assets of separate accounts providing a guaranteed return have a carrying value and fair value of $711 million and $767 million, respectively, at December 31, 1992. The liabilities of separate accounts providing a guaranteed return have a carrying value and fair value of $632 million and $735 million, respectively, at December 31, 1992.
    The carrying values of short-term securities, investment income accrued and securities transactions in the course of settlement approximate their fair value.

18. NET INVESTMENT INCOME

(For the year ended December 31,
in millions)                                   1992             1991             1990
- ------------                                  -----            -----            -----
GROSS INVESTMENT INCOME
Fixed maturities
 Bonds                                       $1,984           $2,344           $2,382
 Redeemable preferred stocks                      4                6                7
Equity securities
 Common stocks                                    8              --                30
 Nonredeemable preferred stocks                   8                7                9
Mortgage loans                                  983            1,238            1,588
Real estate                                     399              266              162
Policy loans                                    109               96               67
Other                                             6               72               85
                                              -----            -----            -----
                                              3,501            4,029            4,330
                                              -----            -----            -----
INVESTMENT EXPENSES
General investment                              553              443              314
Interest, discount and expense
 on long-term debt                               90               72               80
Other interest                                   59              286              442
                                              -----            -----            -----
                                                702              801              836
                                              -----            -----            -----
Net investment income                        $2,799           $3,228           $3,494
                                              =====            =====            =====

The amounts shown in the above table are net of increases in the investment income valuation reserves, which reflect estimates of amounts considered doubtful of realization. For 1990, the increase was $20 million. There were no such increases in 1992 and 1991. At December 31, 1992 and 1991, the reserve, which is deducted from investment income accrued in the consolidated balance sheet, amounted to $58 million and $73 million, respectively.
    At both December 31, 1992 and 1991, the investment income valuation reserves of a noninsurance subsidiary amounted to $27 million.

19. PRIMERICA STRATEGIC ALLIANCE

On September 20, 1992, Travelers announced a strategic alliance with Primerica. The transactions involved in this alliance resulted in Travelers issuing approximately 38 million shares of common stock at $19 per share for $550 million in cash; a 50% interest in Commercial Insurance Resources, Inc., a wholly owned subsidiary of Primerica and the parent of the Gulf Insurance Group; and the purchase of Primerica's Transport Life Insurance Company's preferred provider and third party administrator organizations. These transactions resulted in an increase in Travelers shareholders' equity of $723 million and the ownership by Primerica of approximately 26.6% of Travelers common stock.

20. RESTRUCTURING COSTS

During 1992, Travelers announced a series of organizational restructuring initiatives associated with its plan to streamline the company's business and corporate operations. These initiatives resulted in a pretax charge of $308 million, related to severance and associated costs, and includes $25 million of special termination benefits charged to pension expense and $14 million of curtailment losses charged to other postretirement benefit plans (see note 13).

21. RECONCILIATION OF NET INCOME (LOSS) TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the first quarter of 1992, Travelers changed its presentation of cash flows from operating activities from the indirect method to the direct method. The following table reconciles net income (loss) to net cash provided by (used in) operating activities:

(For the year ended December 31,
in millions)                                   1992             1991             1990
- ------------                                  -----           ------            -----
Net income (loss)                            $ (658)         $   318           $ (178)
 Reconciling adjustments
  Trading account investments,
   (purchases) sales, net                      (938)          (1,973)             140
  Realized gains                               (159)             (93)            (118)
  Investment income accrued                      30               67               98
  Premium balances receivable                     9               (9)             235
  Deferred acquisition costs                    (71)             (14)              (4)
  Deferred federal income taxes                (503)             (32)             (82)
  Cumulative effects of changes
   in accounting principles                    (170)              --               --
  Insurance reserves and
   accrued expenses                             512              309              409
  Restructuring reserves                        229              (28)              (4)
  Other, including investment
   valuation reserves                           992              141                9
                                              -----           ------            -----
Net cash provided by (used in)
  operating activities                       $ (727)         $(1,314)          $  505
                                              =====           ======            =====

Cash overdrafts have been reclassified to other liabilities on the consolidated balance sheet for all years presented.

22. Noncash Investing and Financing Activities

Significant noncash investing and financing activities include: a) the 1992 acquisition of a 50% interest in Commercial Insurance Resources, Inc. and the acquisition of Transport Life Insurance Company's preferred provider and third party administrator organizations through the issuance of common stock (see note 19); b) the issuance of stock under The Travelers Accrued Vacation Buy-Back Plan (see note 6); c) the 1991 transfer of $560 million of assets and liabilities supporting certain annuity business into a separate account; d) the issuance of additional series A preference stock in 1991 (see note 13); e) increases in investment valuation reserves in 1992, 1991 and 1990 for securities, mortgage loans and real estate (see note 16); f) acquisition of real estate through foreclosures of mortgage loans amounting to $809 million, $861 million and $415 million in 1992, 1991 and 1990, respectively; and g) acceptance of purchase money mortgages for sales of real estate aggregating $72 million, $33 million and $86 million in 1992, 1991 and 1990, respectively.

REPORT OF INDEPENDENT ACCOUNTANTS




To the Shareholders and Board of Directors,
The Travelers Corporation:

We have audited the accompanying consolidated balance sheets of The Travelers Corporation and Subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1992. These consolidated financial statements are the responsibility of Travelers management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Travelers Corporation and Subsidiaries as of December 31, 1992 and 1991, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1992 in conformity with generally accepted accounting principles.

As discussed in Notes 2, 13 and 14 to the consolidated financial statements, Travelers changed its method of accounting for postretirement benefits other than pensions, accounting for income taxes and accounting for foreclosed assets in 1992.



                                            /s/ Coopers & Lybrand


Hartford, Connecticut
February 9, 1993